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                                                                      EXHIBIT 11

                                   AXIOM INC.

                 NET INCOME (LOSS) PER COMMON SHARE CALCULATION

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
                                                                              1997           1996         1995
                                                                          -------------  ------------  ----------

Net income (loss) per common share:

Net income (loss).......................................................  $  (1,179,000) $  2,501,000  $   58,000

Weighted average number of shares issued and outstanding................      4,144,352     3,476,900   3,476,900

Pro forma net income (loss) per common share............................  $       (0.29) $       0.72  $     0.02
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